Exhibit 10.2

UNSECURED CONVERTIBLE PROMISSORY NOTE

US$500,000.00	October 25, 2021

FOR VALUE RECEIVED ONCOTELIC THERAPEUTICS, INC., a Delaware Corporation (the “Company”), promises to pay to Golden Mountain Partners, LLC, a California Limited Liability Company (the “Holder”), in lawful money of the United States of America, the principal amount of FIVE HUNDRED THOUSAND DOLLARS (US$500,000), together with interest on the unpaid principal balance, in the manner provided below.

1. Purchase Agreement. This unsecured convertible promissory note (the “Note”) is issued to Holder pursuant to the terms of that certain Unsecured Convertible Note Purchase Agreement between Company and Holder, of even date herewith, as it may be amended from time to time (the “Agreement”).

2. Draws. Subject to the terms and conditions set forth in this Note and the Agreement, Holder shall disburse to Company an aggregate disbursement of US$500,000, on the dates and in the instalment amounts set forth in Schedule 3.2 (Disbursements) of the Agreement.

3. Maturity. Unless sooner paid or converted in accordance with the terms hereof, the entire unpaid principal balance of the Note and all unpaid accrued interest thereon shall become fully due and payable on (a) the one year anniversary of the date of the Agreement, or (b) the acceleration of the maturity of this Note by Holder upon occurrence of an Event of Default (as defined below) (such date, the “Maturity Date”).

4. Payments.

(a) Form of Payment. All payments of interest and principal (other than payment by way of conversion) shall be in lawful money of the United States of America to Holder, by ACH transfer according to Receiving Bank and ABA Routing Number information as may be specified from time to time by Holder.

(b) Interest Payments. Company shall pay to Holder accrued but unpaid interest upon the payment of the full outstanding principal amount.

(c) Prepayment. Company shall have the right to prepay any and all amounts owed under this Note in whole or in part at any time subject to Section 6 (Conversion Right) below, provided that any such prepayment amount must be accompanied by the accrued and unpaid interest on the principal being prepaid through the date of prepayment.

5. Interest. Interest shall accrue on the unpaid principal balance of this Note at the rate of two percent (2%) per annum. Interest shall be calculated on the basis of a year of 365 days, and charged for the actual number of days elapsed. Interest shall commence with the date hereof and shall continue on the outstanding principal of this Note until paid or converted in accordance with the provisions hereof.

6. Conversion Right. At any time prior to repayment of this Note, Holder may elect, in lieu of repayment, to convert all or a portion of the outstanding principal on this Note into that number of shares of Common Stock of Company equal to the quotient obtained by dividing (a) 100.0% of the principal on this Note being converted by (b) the Conversion Price (as hereinafter defined). Holder will inform Company of such election by delivering to Company this Note and a Notice of Conversion, the form of which is attached hereto as Schedule A (a “Notice of Conversion”). If Holder delivers the Notice of Conversion to Company, Company may not elect to pay Holder the amount of this Note to be converted without Holder’s written consent.

1

For purposes of this Note, “Conversion Price” means the consolidated closing bid price of Company’s Common Stock as determined by applicable OTC rules (or exchange where the Common Stock of Company is then traded), as of the date Company receives a Notice of Conversion from Holder.

Holder shall effect conversions by delivering to Company a Notice of Conversion accompanied by this Note, specifying therein the principal amount of this Note to be converted. The date on which such conversion shall be effected (such date, the “Conversion Date”) shall be the date of Company’s actual receipt of a Notice of Conversion, accompanied by this Note unless Company and Holder agree in writing to another date. Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Note in an amount equal to the applicable principal amount converted. If less than the entire principal amount of this Note is converted, Company will promptly issue a new Note to Holder representing the balance of this Note. From and after the Conversion Date, the portion of this Note converted shall represent and be enforceable only as to the right to receive the shares of Common Stock issuable upon such conversion.

Promptly after receipt of a Notice of Conversion, Company shall issue and deliver to Holder, but only against delivery of and after receiving the original of this Note (or a lost note affidavit in the form and substance reasonably acceptable to Company), one or more certificates representing such shares of Common Stock issued and registered as set forth in the Notice of Conversion. Thereupon, Company shall have no further obligation with respect to the principal amount of this Note converted. ln lieu of issuing a fraction of a share of Common Stock upon the conversion of this Note, Company shall pay Holder for any fraction of a share of Common Stock otherwise issuable upon the conversion of this Note, cash equal to the same fraction of the then current per share Conversion Price.

7. [Intentionally omitted.]

8. Events of Default. For purposes of this Note, the occurrence of any of the following events shall constitute an “Event of Default”:

(a) Any indebtedness under this Note is not paid when and as the same shall become due and payable, whether at maturity, by acceleration, or otherwise, and any such amount shall remain unpaid for a period of five (5) days after delivery to Company of notice of nonpayment; or

(b) Any breach or default by Company in the performance of any term, covenant, agreement, condition, undertaking or provision of any Loan Document (as such term is defined in the Agreement); or

2

(c) Company’s breach of or failure to observe or comply with Section 5.2.1 (Loan Proceeds and Distributions) of the Agreement; or

(d) Company (i) is unable to pay its debts generally as they become due; (ii) files a petition in bankruptcy or a petition to take advantage of any insolvency act; (iii) makes an assignment of its property for the benefit of its creditors; (iv) applies for or consent to the appointment of a receiver, trustee, custodian or liquidator of itself or of the whole or any substantial part of its property; (v) files a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof; (vi) is declared insolvent according to any law; or a receiver or trustee is appointed for Company or its property; or the interest of Company under this Note is levied on under execution or other legal process; or any petition is filed by or against Company to declare Company bankrupt or to delay, reduce or modify Company’s capital structure if the Company be a corporation or other entity; (vii) after a petition in bankruptcy is filed against it, is adjudicated a bankrupt, or if a court of competent jurisdiction shall enter an order or decree appointing, without the consent of Company, as the case may be, a receiver of Company or of the whole or substantially all of its property, or approving a petition filed against it seeking reorganization or arrangement of Company under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, and such judgment, order or decree shall not be vacated or set aside or stayed within thirty (30) days from the date of the entry thereof; or

(e) At any time there occurs a Change in Control Transaction. For purposes of this Note, a “Change in Control Transaction” means (i) a sale, lease or other disposition of assets or properties of Company or its subsidiaries (calculated on a consolidated basis) having a book value of fifty-one percent (51%) or more of the book value of all the assets and properties thereof, or (ii) any transaction in which any person or entity shall directly or indirectly acquire from the holders thereof, by purchase or in a merger, consolidation or other transfer or exchange of outstanding capital stock, ownership or control over capital stock of Company or any of its subsidiaries (or securities exchangeable for or convertible into such stock or interests) entitled to elect a majority of such entity’s Board of Directors or representing at least fifty-one percent (51%) of the number of shares of Common Stock outstanding; or

(f) Company is liquidated or dissolved, or shall begin proceedings toward such liquidation or dissolution, or shall, in any manner, permit the sale or divestiture of substantially all of its assets other than in connection with a merger or consolidation of Company into, or a sale of substantially all of Company’s assets to, another corporation or entity; or

(g) On or at any time after the date of this Note any of the Loan Documents for any reason, other than a full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void; or

(h) This Note or any other Loan Document shall at any time for any reason cease to be valid, or Company or any subsidiary of Company contests the validity or enforceability of any Loan Document in writing or denies that it has further liability under any Loan Document to which it is party, or gives notice to such effect.

9. Remedies Upon Event of Default; Acceleration. If an Event of a Default shall occur for any reason, whether voluntary or involuntary, and be continuing, Holder may, upon notice or demand to Company, declare the outstanding indebtedness under this Note to be due and payable, whereupon the outstanding indebtedness under this Note shall be and become immediately due and payable, and Company shall immediately pay to Holder all such indebtedness.

3

10. Governing Law. This Note shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law or choice of law that would cause the substantive laws of any other jurisdiction to apply. Company irrevocably submits and consents to the jurisdiction of any California state court or federal court sitting in the County of Los Angeles, State of California over any action or proceeding arising out of or relating to this Note or any other Loan Document , and Company hereby irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in such courts.

11. Amendment. Any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Company and Holder.

12. Notices. Except as may otherwise be provided herein, all notices, requests, waivers and other communications made pursuant to this Note shall be made in accordance with Section 8.4 (Notices) of the Agreement.

13. Severability. If any provision of this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note will remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

IN WITNESS WHEREOF, Company has executed and delivered this Note as of the date first stated above.

ONCOTELIC THERAPEUTICS, INC. (“COMPANY”)

By:	/s/ Vuong Trieu
Name:	Vuong Trieu, PhD
Title:	Chief Executive Officer

4

Schedule A

Notice of Conversion

The undersigned, the Holder of the Note issued by Oncotelic Therapeutics, Inc. (which is attached to this Notice of Conversion), hereby elects to convert the below stated outstanding principal portion of the Note into shares of Common Stock of Oncotelic Therapeutics, Inc., on the terms and subject to the conditions of the Note, effective as of the date Company receives this Notice.

Please send a certificate for the appropriate number of shares of Common Stock and a balance Note (if applicable) to the following address:

Holder:	Golden Mountain Partners, LLC
c/o Synergy Healthcare Innovations, LLC 800 W. Sixth Street, Suite 900
Los Angeles, California 90017

Principal Amount of Note Being Converted: $_ _ _ _ _ _ _ _ _ _ _ _ _

Register and issue certificates for shares of Common Stock in the following name at the address set forth above.

GOLDEN MOUNTAIN PARTNERS, LLC
(“HOLDER”)

By:
Name:
Title:
Date:

Tax Identification Number: 37-1664077

5